THIRD LEASE MODIFICATION AGREEMENT

THIRD LEASE MODIFICATION AGREEMENT (this "Agreement") dated as of the 23rd day of April 2007 between SLG 220 News Owner LLC, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York (hereinafter referred to as "Landlord") and Value Line, Inc., a New York corporation, having an office at 220 East 42nd Street, New York, New York (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Landlord's predecessor in interest, Twenty Two East Limited Partnership, as landlord, and Tenant, as tenant, entered into that certain lease agreement (the "Original Lease") dated as of June 4, 1993 covering a portion of the fifth (5th) floor and the entire (except for Landlord's telephone room) sixth (6th) floor as more particularly described in said lease agreement (the "Original Premises") in the building known as 220 East 42nd Street, New York, New York (the "Building") under the terms and conditions contained therein, as amended by that certain: (i) Settlement Agreement dated as of December 2, 1994, (ii) Second Settlement Agreement dated as of September 13, 1996, (iii) Amendment to Lease dated as of September 14, 2000 whereby Tenant surrendered a portion of the fifth (5th) floor space, and (iv) Surrender Agreement dated as of January 19, 2006 whereby Tenant surrendered the remaining fifth (5th) floor space (said lease agreement, as so modified, is hereinafter referred to as the "Lease" and the premises demised thereunder, i.e., the entire 6th floor is hereinafter referred to as the "Premises") for a term scheduled to expire on May 31, 2008 (the "Expiration Date"); and

WHEREAS, Landlord and Tenant wish to, with respect to the Premises: (i) modify the Lease as hereinafter provided effective as of January 1, 2007 (the "Effective Date"), and (ii) in lieu of Tenant exercising its rights under Article 64 of the Lease, extend the term of the Lease for an additional term of five (5) years (the "Extended Term") to commence as of June 1, 2008 (the "Extended Term Commencement Date") and to expire on May 31, 2013 (the "Extended Term Expiration Date"); and

WHEREAS, subject to and in accordance with the terms, covenants and conditions of this Agreement, Landlord and Tenant have agreed to extend the term of the Lease and to otherwise modify the Lease for the period of the Extended Term; and

WHEREAS, Tenant and Landlord wish to modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

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1. Term.

The term of the Lease shall be extended under the same terms, covenants and conditions contained in the Lease, except to the extent specifically modified by this Agreement, for the period of the Extended Term so that the term of the Lease shall expire on the Extended Term Expiration Date or on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law.

2. Condition of Premises.

The parties acknowledge that Tenant is currently in occupancy of the Premises, has inspected the same and is fully familiar with the physical condition thereof and Tenant agrees to accept the Premises at the Effective Date in its then "as is" condition.

3. Fixed Rent, Escalations and Security for the Premises.

a) Tenant shall pay Fixed Rent for the Premises from the Effective Date through the Extended Term Expiration Date at the rate of Two Million Nine Hundred Forty Seven Thousand Seven Hundred Ninety One and 00/100 ($2,947,791.00) Dollars per annum ($245,649.25 per month) for the period from January 1, 2007 through May 31, 2013.

b) In addition to the payment of Fixed Rent as hereinabove provided, Tenant shall continue to pay Additional Rent and other charges for the Premises as originally provided for in the Lease provided, however, that as of the Effective Date: (i) for purposes of Article 42A(i) of the Lease, the term "Premises Area" shall be deemed to mean 63,805 square feet, (ii) the term "Base Tax Factor" as such term is defined in Article 42A(iv) of the Lease, shall mean the average of the Taxes payable for (x) New York City real estate tax year commencing on July 1, 2006 and ending on June 30, 2007, and (y) the New York City real estate tax year commencing on July 1, 2007 and ending on June 30, 2008, (iii) for purposes of Article 42A(ii) of the Lease the term "Tenant's Proportionate Share" shall mean 5.563%, (iv) the term "Landlord's Base Operating Year" shall mean the calendar year 2007.

4. Electricity.

Landlord and Tenant acknowledge and agree that electric service shall continue to be supplied to the Premises as of the Effective Date in accordance with the provisions of Article 46 of the Lease.

5. Landlord's Contribution.

5.01 Landlord hereby agrees to pay Tenant $319,025.00 ("Landlord's Contribution") to be used by Tenant, at any time through the Extended

Term Expiration Date, for Tenant's maintenance and repair expenses (other than rent) with respect to the Premises, including without limitation all labor and materials for replacements, additions, repairs, maintenance, cleaning and Premises housekeeping. Tenant shall from time to time submit to Landlord requisitions for payment from Landlord (accompanied by documentation showing that the payment requested is for such maintenance and/or repair expenses), and if Landlord shall fail to pay to Tenant all or any portion of Landlord's Contribution in accordance with the provisions of this Section 5.01 within twenty (20) DAYS after Tenant delivers a requisition hereunder, Tenant shall have the right to send to Landlord a notice ("Tenant's Payment Demand Notice") setting forth the amount of Landlord's Contribution claimed by Tenant to be due and owing (the "Claim Amount"). In the event that, within ten (10) days following receipt of Tenant's Payment Demand Notice, Landlord fails to either pay to Tenant the Claim Amount or give written notice to Tenant that it disputes the Claim Amount (with detailed bona fide reasons for such dispute), then Tenant shall have the right to offset the Claim Amount against the rent next becoming due under this Agreement.

6. Future Condominium Conversion.

6.01 Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the "Declaration") which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to real estate taxes payable during the Base Tax Factor and Tenant's Proportionate Share, as such terms are defined in Article 42 of the Lease, and appropriate adjustments to Operating Expenses payable during Landlord's Base Operating Year, and Tenant's Proportionate Share, as such terms are defined and/or referenced in Article 42 of the Lease.

6.02 Notwithstanding the foregoing (a) the parties shall enter into an appropriate subordination, recognition and non-disturbance agreement reflecting the provisions of this Article, and (b) Tenant shall not be obligated to enter into any amendment of this Lease, in the event such condominiumization (i) adversely (other than to a de minimus extent) affects the services to be provided to Tenant under this Lease by Landlord or any rights of Tenant under this Lease, (ii) causes any increase in costs to Tenant, including without limitation rent, tax and operating costs escalations, and other additional rent and any costs of services provided by Landlord under this Lease, or (iii) otherwise adversely (other than to a de minimus extent) affects Tenant's use and enjoyment of the Premises. UNDER NO CIRCUMSTANCES SHALL FUTURE

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CONDOMINIUM CONVERSION RESULT IN TENANT'S LEASE TERM BEING CHANGED IN ANY WAY NOR SHALL IT INCREASE THE AMOUNT TENANT IS TO PAY IN FIXED RENT AND/OR ESCALATIONS OR INCREASE (OTHER THAN TO A DE MINIMUS EXTENT) ANY OBLIGATIONS OF TENANT.

7. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

8. Entire Agreement.

The Lease, as modified by this Agreement, represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein, other than the Lease, are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Premises or any matter or thing affecting or relating to the Premises except as specifically set forth in this Agreement or in the Lease. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement or in the Lease. Landlord shall not be liable or bound in any manner by any oral or written statement, broker's "set-up", representation, agreement or information pertaining to the Premises or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein or in the Lease.

9. Effectiveness.

This Agreement shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

10. Ratification.

Landlord and Tenant acknowledge and agree that the Lease has not been modified except as by this Agreement and remains in full force and effect, neither Landlord nor Tenant has waived any requirement of the Lease, neither Landlord or Tenant is in breach of the Lease and neither Landlord nor Tenant has any claim for any failure of Tenant or Landlord to perform its respective obligations under the Lease.

11. No Brokers/Indemnification.

Landlord and Tenant covenant, represent and warrant that neither party

has had any dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than SL Green Leasing LLC and CB Richard Ellis, Inc. (collectively, the "Brokers"), and each covenants and agrees to defend, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent who claims to have dealt with the indemnifying party with respect to this Agreement or the negotiation thereof. Landlord agrees to pay any commissions due to the Brokers pursuant to the terms of separate agreements.

12. Landmarks.

Tenant acknowledges that it has been notified by Landlord and is aware that in accordance with sections 25-305, 25-306, 25-309 or 25-310 of Chapter 3 of Title 25 of the Administrative Code of the City of New York, Tenant must obtain from the Landmarks Preservation Commission of the City of New York a permit before commencing any exterior or interior work in or to the Premises or the Building, except for ordinary repair and maintenance as that term is defined in subdivision r of section 25-302 of said Chapter 3.

13. Miscellaneous.

(a) The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(b) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

(c) Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

(d) If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

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(e) Article 64 of the Lease shall be and is hereby deleted in its entirety.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

SLG 220 NEWS OWNER LLC, as Landlord

By: ________________________
Name: S. Dwe[illegible]s
Title: EVP

Witness: ________________________
Name: Michael J. Monahan
Title: EVP (CPRE)

VALUE LINE, INC., as Tenant

By: ________________________
Name: HOWARD A. BRECHER
Title: VICE PRESIDENT

Witness: ________________________
Name: H. STOTHERS
Title: Parker, Chapin + Parke LLP